Exhibit 10.2

In connection with its review of director compensation in December 2014, the Board approved the same level of director compensation in the form of cash retainer, per diem amount, and targeted value of equity for 2015 as had been in effect for the majority of 2014, effective January 1, 2015, as described below (with a few noted exceptions):

•	The base annual retainer payable to all directors remains at $50,000.

•	The value of the equity award grant to all directors remains at $50,000.

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Board members will receive a $1,200 fee per day for each committee meeting attended, if on a day other than that of a Board meeting. The cash per diem policy was also clarified to provide that a Board member’s attendance at more than twelve days of in-person Board meetings per year by a Board member would result in payment to that member of a $1,200 per diem for each day other than the twelve days contemplated.

•	The incremental annual retainer payable to:

◦	the Chairman of the Board was increased from $20,000 to $32,000, bringing his total annual retainer to $82,000.

◦	the Chairman of the Audit Committee was increased from $10,000 to $12,000, bringing his total annual retainer to $62,000.

◦	the Chairman of the Compensation Committee remains at $6,500, and his total annual retainer remains at $56,500.